Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q2 2015 Willbros Group Inc Earnings Call

EVENT DATE/TIME: AUGUST 07, 2015 / 02:00PM GMT

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Mike Collier Willbros Group, Inc. - SVP, IR & Corp. Communications

John McNabb Willbros Group, Inc. - Chairman & CEO

Mike Fournier Willbros Group, Inc. - President & COO

Van Welch Willbros Group, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Tahira Afzal KeyBanc Capital Markets - Analyst

John Rogers D.A. Davidson & Co. - Analyst

Mike Shlisky Global Hunter Securities - Analyst

Steven Fisher UBS - Analyst

PRESENTATION

Operator

Greetings and welcome to the Willbros Group second-quarter earnings call. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Mike Collier, Senior VP Investor Relations. Please go ahead, Mr. Collier.

Mike Collier - Willbros Group, Inc. - SVP, IR & Corp. Communications

Thank you and good morning, everyone. Thanks for joining us today. Speaking today will be John McNabb, Chairman and Chief Executive Officer; Mike Fournier, President and Chief Operating officer; and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release. Information reported on this call speaks only as of today, August 7, 2015, and time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC.

The Company assumes no obligation to publicly update such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated August 6, 2015 and on our website. And now I will turn the call over to John McNabb, Chairman and CEO. John?

John McNabb - Willbros Group, Inc. - Chairman & CEO

Thanks, Mike. Good morning, everyone, and thank you for joining us today. When I became Executive Chairman 11 months ago, we developed an encompassing list of actions needed to return Willbros to stability, predictability, and profitability. Our team has responded to the challenge and made measurable progress to date.

Excluding G&A cost reductions associated with sold businesses, we expect year-over-year G&A costs to be $28 million lower for the remaining business segments and corporate group.

Operationally we have accomplished much of what we set out to do: streamlining our operations; improving project management and controls; making meaningful cost reductions; and now we’re rebuilding our Oil & Gas business and improving our balance sheet.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

Our second-quarter results were much improved as the actions we have implemented are taking hold. Adjusting for special items, our second-quarter operating results showed improvement of $14 million over the first quarter of this year. UTD, Canada and Professional Services generated positive operating results and the reshaping of our Oil & Gas segment continues with the exit from the regional services essentially complete. This greatly improves our operating risk profile.

The planned sale of our Professional Services segment is proceeding well. We remain on track to have a signed agreement by the end of September. This sale, when completed, will strengthen our balance sheet and improve our financial flexibility and result in increased customer confidence.

Our backlog is holding up. Canada increased its book of work. And UTD is unaffected by the downturn in oil prices. Working to rebuild our visibility in Oil & Gas, we are emphasizing face-to-face meetings at the highest levels with our Oil & Gas customers and we are winning new smaller awards we need to rebuild backlog in this segment.

In the last 11 months we have come together as a team and taken some hard but necessary actions. We have made progress but we’re not finished. We will be smaller going forward, but I believe we are on the right path to be more stable, more predictable and profitable.

Except for UTD, our end markets have been impacted by the decline in oil prices. Even so, I believe they provide adequate opportunity to meet our objectives. We want to be the contractor of choice, able to operate profitably in today’s markets and to take advantage of new market opportunities as the outlook improves. Now Mike Fournier will provide an operational update. Mike?

Mike Fournier - Willbros Group, Inc. - President & COO

Thanks, John. Good morning, folks. In general, as John indicated in his opening remarks, we remain on track with operational changes required to return Willbros to profitability.

In UTD we continue to see growth in the distribution side of the business in WTD East, which operates in the southeastern states. We had a number of storm response callouts in the Texas-based Chapman and WTD West business units in Q2. While these provided short-term repair opportunities, capital construction work was disrupted.

The net effect was a decrease in activity levels for Chapman and a slight but more profitable increase in activity levels for WTD West as compared to the same period in 2014. WTD East and WTD West are looking at a steady-state demand for the remainder of the year.

Chapman has reduced opportunities in July and August due to seasonal peak load constraints, which are pushing work into the last four months of this year. Chapman management is taking steps to mitigate this situation for next year.

Contract revenue and operating income in our Canadian segment decreased from the second quarter of 2014 mainly related to the spring breakup and the closeout of a major project in 2014 that was not replaced in 2015.

Canada is well-positioned for the remainder of 2015 with Q3 backlog revenue already in excess of Q2 revenue and strong tenders and prospects for all business units for the remainder of the year and into 2016. This is inclusive of recent awards of $120 million for work to be executed over a three-year period. We anticipate a return to near 2014 activity levels by the fourth quarter of this year. The bid load supports this plan albeit in a more competitive landscape.

Our Professional Services segment is retaining focus on day-to-day operations, consolidating G&A as a result of business unit sales, while supporting the potential sale of the remaining upstream engineering business units. Clients remain confident in awarding work to this team and have generally taken a positive view on the potential sale.

Backlog has decreased slightly, but opportunities for new work have increased and are expected to replace burn off in the third quarter. With the cost that has been taken out of the business we are seeing better margins in the second quarter compared to the first quarter.

We continue to execute our plan to reshape our Oil & Gas segment. In the Q2 earnings release we reference an operating loss of $15.8 million for the quarter. I’m going to take a few moments and outline some of the contributions to this loss and our progress in reshaping the exercise as it relates to eliminating these losses going forward.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

The $15.8 million loss includes $3 million of losses in our downstream business. We had committed to some lump-sum project and turnaround work which we substantially completed in Q2 albeit at a loss. The current backlog in this business unit is made up for the most part of lower risk time and materials contracts and we’ve restricted this business unit to executing reimbursable contracts going forward.

There was also a $1.8 million loss in two pipeline projects. These were impacted in large part by named storm events. We incurred a $4.4 million loss due to equipment underutilization. We are working our way through the last phases of rationalizing our equipment fleet and plan to have all disposal activities completed in Q3.

We expect that we will incur further costs in the range of $5 million to $7.5 million in Q3 associated with remaining equipment impairment and rationalization costs. Lastly, in Q2 we had other charges of $2.7 million.

Pipeline bidding activity was robust in the quarter. We succeeded in obtaining near-term small- to medium-sized contract awards in the pipeline space. We believe the customer confidence issue I discussed on the last call prevented us from winning some of the early bids for large projects, those over $100 million planned for next year.

As John indicated, we are meeting at the highest levels with our customers to be sure they have the latest information on our plan to strengthen our balance sheet and improve our financial profile. There still remain significant pipeline opportunities for this year in the $25 million to $50 million range and we are starting to see bid requests for similar sized projects in 2016.

We are deploying our personnel on these midsize opportunities with the objective of building our way back into larger diameter, larger contract value projects as our balance sheet strengthens.

Restructuring of Lineal, our union operation in the Marcellus, is complete and they are booking and executing short run small- to medium-diameter pipeline work. The takeaway here is that within the third quarter we will be substantially complete on reshaping our Oil & Gas segment. With the restructuring complete, we believe we will be positioned in Q4 for a smaller scale operation with significant capacity to expand revenues without proportional increase to indirects and overheads.

As with Canada, activity levels in Oil & Gas are increasing in Q3 with backlog revenue for the period exceeding the total revenue for Q2. We believe the most impactful action remaining to achieve further gains in backlog is communicating to our clients that our balance sheet is strong. We have the liquidity to support additional awards.

Van is going to pick up on that topic and outline what we have accomplished to address that concern.

Van Welch - Willbros Group, Inc. - EVP & CFO

Thanks, Mike, and good morning to everyone. I would like to begin with an update on liquidity. As of June 30, 2015 our total liquidity was approximately $94 million, which is composed of $68.2 million in cash and cash equivalents and $25.8 million of revolver availability. We had no outstanding revolver borrowings at June 30, 2015.

At June 30, 2015 our term loan balance was approximately $190.3 million. In the second quarter of 2015 we made early payments of $13.5 million against our term loan with proceeds received from the sale of our downstream Professional Services subsidiary and a corporate asset.

Since December 31, 2014 we have made approximately $78.3 million in early payments against our term loan with proceeds received from asset sales. Our primary sources of capital are our cash on hand, proceeds from asset sales, operating cash flows, and borrowings under our revolver.

The sale of our Professional Services segment is progressing nicely. We have strong interest in the segment, a highly competitive process, and are in a market where recent relevant transactions have priced at attractive multiples. We anticipate closing the sale of this segment in the fourth quarter of 2015.

In addition, we expect to close during Q3 on the sale of a discrete asset. Once these sales are completed we expect to use proceeds to make additional payments against our term loan and for working capital purposes.

In addition, we are currently seeking the following from our lenders: formal approval of these sales; an amendment to our term loan allowing the use of a portion of sale proceeds for working capital purposes; and reduced covenant compliance requirements beginning in the second quarter of 2016.

The negotiation of these additional amendments will provide us with sufficient liquidity and capital resources and covenant relief to meet our future obligations.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

Our DSO at June 30, 2015 was approximately 77 days, which is a 12-day decrease from our March 31, 2015 DSO of 89 days. This reduction is primarily related to improvements in cash collections within our Oil & Gas, Utility T&D and Professional Services segments.

DSO has been impacted by several projects in our Oil & Gas and Canada segments. Included in the DSO are seven past-due customer receivables in the Oil & Gas segment of $12.5 million net of a $1.3 million reserve and three customer receivables in the Canada segment of $19.3 million net of a $1.3 million reserve.

We continue to take the necessary steps to collect our receivables in accordance with contract terms. Our current cash balance as of August 5, 2015 was $43.2 million.

Now for a word on our consolidated operating results. In the second quarter of 2015, we generated contract revenue of $286.9 million, which is a decrease of approximately $252.9 million from the second quarter of 2014 and a decrease of approximately $60 million from the first quarter of 2015.

This is attributed to a lower volume of work and the impact of decreased market demand for services in our Oil & Gas and Canada segments, our exit from the regional delivery model and the absence of revenue related to sold subsidiaries. This decrease was partially offset by increased revenue in our Utility T&D segment driven primarily by growth in distribution MSA work in the Atlantic seaboard.

Operating loss in the second quarter of 2015 was $12.3 million compared to operating income of $6.6 million in the second quarter of 2014. Our operating results for the second quarter of 2015 included a $2.2 million loss on the sale of our downstream professional services subsidiary and a $4.7 million in other charges primarily related to equipment and facility lease abandonment charges and employee severance expenses.

Operating loss before these special items was $5.4 million in the second quarter of 2015, which was a $14 million improvement from our operating loss before special items of $19.4 million in the first quarter of 2015.

At June 30, 2015 we reported total backlog of approximately $1.1 billion and 12-month backlog of $586.3 million compared to total backlog of $1.2 billion and 12-month backlog of approximately $628.9 million, both adjusted for subsidiary sales at December 31, 2014. 12-month backlog was up from $577.2 million adjusted for subsidiary sales at March 31, 2015.

Now finally on guidance. For 2015 we now expect annual revenue to range from $1.2 billion to $1.3 billion. On a pro forma basis, after we have completed the anticipated asset sales in the entire professional services segment is reported in discontinued operations we would expect to report 2015 revenue of approximately $1 billion from continuing operations. Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Tahira Afzal, KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Thank you. Congratulations on the slight improvement on the operating line. I guess what is really important is I assume the timing of some of this backlog prospects and when they come through now that you seem you have taken care of a lot of the structural issues.

So I would like to get a sense from you how urgent and how contingent you are on that, because some of these projects seem like they could go forward fairly quickly. Some seem like they might — customers might hesitate especially on the NGL and oil side of the pipeline equation as they wait for the macro to settle.

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, Tahira, it’s Mike Fournier here. If we look at it segment by segment, as I mentioned in the script, Q3 in Canada — activity levels are picking up with our activity in backlog for the period and we’re still bidding work for the remainder of Q3 here. Q4, it’s a little lumpier. We certainly actually bid probably two, three times the amount of work that we are forecasting that we will execute. And again, we see it stepping up from Q3 activity.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

And 2016, particularly in the pipeline space, as we are now bidding extensively on cross-country pipeline in Canada, we see those projects going ahead. Most of them, when we talk to the clients, are kind of built out of take away capacity to catch up with the previous plant construction as opposed to supporting expansion. So we recognize that we are going to catch up in 2016 and 2017 in terms of the pipeline space.

We still see we will call sustainable type work happening in both the mines and the SAGD there, albeit bid lists are longer, margins are eroded because of that competition. So if you go look at the macros in Alberta, particularly, and I said this on the last call, the general contractors are struggling. There’s more of a switchover to roads and dams and power, hydropower and the Oil & Gas guys are suffering, but we seem to be threading our way through that.

In Oil & Gas in the US, we still see that the macros on the gas side in particular are supporting the large diameter work in 2016-2017 and we still see opportunities in the 16-inch, up to 24-inch in the oil side, shorter runs, but again associated with more or less catching up with the infrastructure. How long that catch-up will take, at the moment we see that again as 2016 and 2017. And then there’s got to be increased development to support additional growth in the pipeline space.

Transmission and distribution, particularly the transmission side, we are starting to look at larger projects there and invest in additional project management infrastructure in companies like Chapman to get ready for that. And I call slow and steady growth on the distribution side, albeit I think that’s more us just taking more market share as we expand our geographic footprint.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it and do you feel fairly comfortable given you started to see these inflections? And it seems like your customers are now, after your dislocation started, paying a little more attention to yourselves again? Are we at a point where we could sustainably see backlog grow? And I know quarter by quarter it’s impossible, but maybe from a 12-month perspective?

Mike Fournier - Willbros Group, Inc. - President & COO

Yes, I think in general, as I pointed out and Van touched on, there are some key things that we are lining up with the sale of professional services to kind of get us there from a balance sheet standpoint. We — in general what we’re seeing, Tahira, is — and it seems to radiate out from kind of the Houston market, the closer we are operating to Houston the more uncertainty.

As we get out into our transmission distribution business clients are — fewer clients, maybe closer connections, better communication or better ability to communicate and we have been relatively unimpacted there. Canada likewise.

And then in Oil & Gas, and I would say this is the same in Canada, is we’ve got a number of clients both in our Oil & Gas businesses and our Canadian business, where we have very strong operational relationships and they seem to be able to trump the flags thrown up from what I characterize as credit departments. And those folks that have kind of exhibited that operational leadership, they are getting our A teams and are taking advantage of that. Others are sitting back and waiting.

We think this last step here in September removes maybe that conflict between what messaging folks are getting from their credit department versus from their operational group. And we think with that then that opens the door again for us to probably work for a broader client base in our Oil & Gas group, particularly here in the US.

We’ve certainly structured our indirect and G&A in Oil & Gas for the workload that’s there today. And that workload in Q3 is approximately $81 million to $87 million that’s in backlog with a few more opportunities pending. But that indirect and G&A is scalable to upwards of $160 million a quarter.

And so, that’s the strategy going forward is to take a much more compact indirect and G&A structure in Oil & Gas and, as we did previously in Canada in 2013 and 2014, scale up the revenues and take advantage of that fixed indirect and G&A. In the meantime operating at the level we are today you are in large part — the objective is retain your talent and cover off the business unit indirects and the segment G&A.

Operator

John Rogers, D.A. Davidson.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

John Rogers - D.A. Davidson & Co. - Analyst

Good morning. I guess first question, in terms of the backlog that you have now, the $1 billion plus and just under $600 million in 12 months, what’s the margin or as-bid margin in that backlog?

Van Welch - Willbros Group, Inc. - EVP & CFO

I think, John — this is Van. If you — we don’t normally disclose that as-bid margin, but I can kind of give you some directional guidance in terms of each segment.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, that would be great. I just want to understand how much breakeven type projects are left to get through or improvement in that margin, potentially.

Van Welch - Willbros Group, Inc. - EVP & CFO

We mentioned — Mike mentioned the two pipeline projects that we incurred a loss on in Q2. They have a ways to go. They will be worked off in Q3. We are obviously hoping that we are going to improve on those losses that we incurred. But they will and they do have some work to be worked off in Q3 at lower margins then as-bid obviously since we booked those losses.

Generally in terms of the other segments, our Canada segment where we recently announced some new awards, those margins have been holding up pretty well. If you go back and look at the 2013-2014 timeframe, I’m not saying that we are achieving those kinds of margins, but they are still holding up very well and we are bidding them certainly to be profitable.

In the UTD space we are not seeing much of an impact associated with as-bid and backlog margins. In fact, as you know and we have been saying for some time, we are — Oncor is still our largest customer in both the transmission and distribution space. But strategically we are diversifying that customer base. And work that we are awarded outside that Oncor alliance where we have certain discounts associated with it, we would anticipate those margins to improve as we enhance and implement that strategy going forward.

Mike Fournier - Willbros Group, Inc. - President & COO

I think it’s fair to say on the engineering front, folks are looking for our rate sheets to kind of roll back from 2014 and we have been struggling to retain 2014 rates. But certainly a lot of competitive pressure there. And by far I’d say Oil & Gas in the pipeline space, we are all looking for that inflection point where people are moving away from just trying to keep their equipment and people busy to the point where there’s enough activity to support some meaningful margin.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, and then as a follow-up just on the pending sales of the professional services and the discrete items you mentioned, can you give us a little bit more color on the expected timeline there, when you would receive those proceeds and what is that discrete item? Have you looked at any other asset sales?

John McNabb - Willbros Group, Inc. - Chairman & CEO

John, this is John McNabb. Once we finish the discrete sale, we will be complete, after closing the Professional Services sale. Professional Services is performing well. This is a very good market right now for adding engineering capability throughout North America. So we are pleased with the response and very comfortable that we will have a signed agreement by — as we mentioned, by the end of September.

The other piece is a contracting piece and we don’t name those. We are under contract with that. And I could look at maybe a September 1 closing on that transaction roughly. And we are very, very pleased again with the sale proceeds that we expect.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP & CFO

John, just to add onto John’s comment, on the Professional Services piece we expect to have a signing in terms of proceeds being received. We will sign that — will have a signing in Q3, but proceeds received will probably be in Q4. But the discrete asset sale proceeds, as John mentioned, we would expect that to be before the end of Q3.

John Rogers - D.A. Davidson & Co. - Analyst

Sorry, Van, can you give us — or John — rough approximation of the size of that discrete item?

John McNabb - Willbros Group, Inc. - Chairman & CEO

Let me do that. John, we can’t do that, but it’s coming up pretty soon you will see it. We are pleased, but I’m not going to go into any more detail about that. Sorry.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, fair enough. Thank you.

Operator

Mike Shlisky, Global Hunter Securities.

Mike Shlisky - Global Hunter Securities - Analyst

Good morning, guys. I wanted to ask — you obviously have got a good chunk of work to come here of decent backlog I suppose and obviously there’s a bit more on the way. But with the stock price where it is and with the backlog kind of where it’s gone, have you had any sort of employee attrition recently in certain crafts or certain skills?

And I guess the question is do you have enough people to completely do these projects in your current backlog? And if not, do you go out and hire folks in the next let’s call it couple quarters?

Mike Fournier - Willbros Group, Inc. - President & COO

So it’s Mike Fournier here. I’d say in terms of personnel attrition, no, that hasn’t — the issue hasn’t been us struggling to retain folks. The issue is us struggling to obtain sufficient work to retain our staffing levels. And so we have made some tough decisions here and had to lay some folks off and dispose of some equipment.

I made reference that we are looking to dispose of additional equipment in Q3 and this is certainly good, useful equipment. But we don’t see a need for the next 12 months and we see it readily available on the rental market.

We are being very strategic in retaining Specialty Equipment, particularly in the pipeline space, to ensure that we do retain capacity to do large-diameter work as well as the midsized work, so no, the issue isn’t attrition that restrains our capacity, it’s the other way around, actually.

John McNabb - Willbros Group, Inc. - Chairman & CEO

This is John. When I came 11 months ago, we started doing some things differently, which you would imagine we should and we did and we have. One of the things we have done is messaging to our employee base and we did a lot of that, we continue to do a lot of messaging in person, through email blasts, spend a lot of time with town halls with our people all over just to let them know what’s going on.

So I’ve been very pleased frankly with the lack of attrition. We’ve had to do some tough things as far as laying people off. But as far as keeping the people we wanted to keep, we’ve done that and I’m very pleased with that, frankly.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

Mike Shlisky - Global Hunter Securities - Analyst

That’s really good to hear. Great. My follow-up question is I just want to make sure, on the G&A you had mentioned you’ve got some good reductions here and you should see a pretty substantial run rate reduction going forward. Do you have any more G&A you’re going to be cutting in the sort of near-term here? Or is this pretty much it for the time being?

John McNabb - Willbros Group, Inc. - Chairman & CEO

Once we do — and we mentioned in the script that we’re going to have some charges for equipment in Q3. What you’re going to see Oil & Gas for instance — I’ll kind of go through this — what you will see in Oil & Gas is a reduced revenue business that’s fully backlogged and able to make money, net income.

We’ve got three segments that currently, and have been in the last year or two, operating at positive income, operating income. And I suspect Oil & Gas is going to be the same way sooner than you think.

So, we’ve actually put the Company in a position to make money. I don’t see any more — we’ve cut G&A out of the corporate office, the segments, the four segments. We’ve reduced equipment. We have eliminated our underutilized assets. We have gotten completely out of the regions at this point except for a few MSA jobs and we are pleased with Lineal. And I suspect that you’ll hear more good things about Lineal in the future, but I don’t see any more of this. We are complete as of Q3.

Van Welch - Willbros Group, Inc. - EVP & CFO

Mike, this is Van. We just kind of add on to give you a little bit of color of just how much we’ve done. If you look at last year, obviously we were a $2 billion enterprise. As I mentioned in my prepared remarks, after the sale of professional services we will be about $1 billion in 2015.

We would expect that our overhead reductions that we are going to have, and John mentioned quite a few of those that have happened at corporate but they’ve also happened in other segments that we are going to retain as we have decreased revenue.

The G&A as a percent of revenue we would expect to be similar to what it was in 2014 when we were a $2 billion company to what it will be when we are a $1 billion company at the end of the year. So it’s been very dramatic.

John McNabb - Willbros Group, Inc. - Chairman & CEO

If you think about — we started the year, Mike, with $280,170,000 of long-term debt. And we’re going to be well below half of that very soon. So we put ourselves in a position with the cuts, the regional delivery business basically we eliminate $40 million worth of costs.

So, I’m not going to get into details, although I can, to show you exactly what we’ve cut. It’s a lot more than $28 million of year-over-year. But we have put ourselves in a position to make money and that’s — the whole goal when I took over was Willbros needs to make net income.

Operator

Steven Fisher, UBS.

Steven Fisher - UBS - Analyst

Thanks. Good morning. I’m just wondering what you are hearing from your customers in terms of the balance sheet and confidence in awarding new work. Are there specific financial metrics that they need to see to be comfortable awarding better levels of new work?

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP & CFO

I think, Steve — this is Van — we are certainly hearing some feedback on customers associated with our balance sheet and financial condition. We’re addressing those, as I think Mike and John both said in the prepared remarks, with those customers. And we feel like, and one of the reasons why we are reducing debt as we talked about, we are also addressing working capital requirements with the proceeds of that debt that we expect to see, as well as covenant amendments as we get into Q2 of next year when the covenant holiday expires.

All of that we believe will provide us with a sufficient balance sheet and liquidity position to do ongoing work with our customers. And we are on track to do that and I think the items that we have talked about that I just mentioned are going to get us to a point where we are soon not to be talking about financial conditions and we’re talking about adding backlog and adding revenue.

Steven Fisher - UBS - Analyst

And in terms of the stock price, I think if it remains under $1 for a period of 30 days that you have to kind of reassess the listing. Do you have a plan to address your listing status?

John McNabb - Willbros Group, Inc. - Chairman & CEO

Steve, this is John McNabb. The answer is yes.

Steven Fisher - UBS - Analyst

Okay. Would you consider reverse split? Is there anything you can say there? Or is it (multiple speakers) at this point?

John McNabb - Willbros Group, Inc. - Chairman & CEO

Just the answer is yes. Yes, thanks.

Steven Fisher - UBS - Analyst

Okay, thank you.

Operator

Ladies and gentlemen, at this time there are no further questions. I’d like to turn the floor back over to management for closing comments.

John McNabb - Willbros Group, Inc. - Chairman & CEO

Thanks, Jerry. This is John McNabb and thanks for joining us today. My vision is a properly structured enterprise that is the contractor of choice both in Oil & Gas and power throughout North America. Early in my tenure I tasked our team with transforming Willbros into a company that generates net income. We are on track to do that.

I see a U-shaped curve in the Oil & Gas recovery, but it’s improving. We are setting ourselves up to thrive in that environment. We can’t control oil prices, but of the things we can control we have and we will. And I like our market positioning. My focus is transforming Willbros into a much leaner, nimble operating company, and thanks for joining us today.

Operator

Ladies and gentlemen, this concludes the conference. You may disconnect your telephones. Thank you for calling.

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AUGUST 07, 2015 / 02:00PM GMT, WG - Q2 2015 Willbros Group Inc Earnings Call

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